Exhibit 3.2

AMENDMENT NO. 1
TO THE
SECOND AMENDED AND RESTATED
BYLAWS
OF
TRIUMPH BANCORP, INC.

Pursuant to Section 5.04 of the Second Amended and Restated Bylaws (the “Bylaws”) of Triumph Bancorp, Inc. (the “Corporation”), Article III, Sections 3.02-3.05 of the Bylaws are hereby amended and restated, in their entirety, to read as follows:

“3.02. Number and Terms of Directors. The number of directors shall be fixed and determined from time to time by resolution of a majority of the full Board of Directors at any annual, regular, or special meeting, provided that any decrease in the number of directors does not shorten the time of any incumbent director. Directors need not be residents of the State of Texas.

Each director shall hold office until the annual meeting for the year in which such director’s term expires and until such director’s successor shall have been duly elected and qualified.  At the 2019 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2020 annual meeting of shareholders and shall hold office until the next succeeding annual meeting, with each such director to hold office until his or her successor shall have been duly elected and qualified; at the 2020 annual meeting of shareholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2021 annual meeting of shareholders and shall hold office until the next succeeding annual meeting, with each such director to hold office until his or her successor shall have been duly elected and qualified; at the 2021 annual meeting of shareholders and at each annual meeting of shareholders thereafter, all directors shall be elected for a term expiring at the next annual meeting of shareholders and shall hold office until such next annual meeting, with each director to hold office until his or her successor shall have been duly elected and qualified.

3.03. Resignation. A director may resign at any time on written notice to the Board of Directors or to the Chairman of the Board. A director’s resignation is effective when the notice is delivered unless the notice specifies a later effective date.

3.04. Election of Directors. Directors shall be elected by an affirmative majority of the votes cast by the shares entitled to vote who are present, in person or by proxy, and entitled to vote on the election of directors at any such meeting of stockholders at which a quorum is present.  For purposes of the preceding sentence, a majority of the votes cast means that the number of share voted “for” a director must exceed the number of shares voted “against” that director, with “abstentions” and “broker non-votes” not counted as votes cast with respect to that director.  Notwithstanding, the foregoing, in a contested election, the persons receiving a plurality of the votes cast shall be elected directors.  An election shall be considered contested if the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in the Bylaws, and such nomination has not been withdrawn by such stockholder on or prior to the 10th day before the applicable stockholder meeting.

3.05. Vacancies and Removal. Subject to applicable law, unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and in the event that there is only one director remaining in office, by such sole remaining director, and directors so chosen other than resulting from an increase in the number of directors shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been appointed expires and until such director’s successor shall have been duly elected and qualified.  Each director chosen to fill a newly created directorship resulting from an increase in the number of directors shall be elected for a term expiring at the next annual meeting of shareholders and shall hold office until such director’s successor shall have been duly elected and qualified.

Notwithstanding the foregoing, whenever the holders of any class or series of shares are entitled to elect one (1) or more directors by the provisions of the Certificate of Formation, only the holders of shares of that class or series shall be entitled to vote for or against the removal of any director elected by the holders of shares of that class or series; and any vacancies in such directorships and any newly created directorships of such class or series to be filled by reason of an increase in the number of such directors may be filled by the affirmative vote of a majority of the directors elected by such class or series then in office or by a sole remaining director so elected, and such directorships shall not in any case be filled by the vote of the remaining directors unless otherwise provided in the Certificate of Formation.”

The undersigned, being a duly authorized officer of the Corporation, hereby confirms the adoption and approval of the foregoing Amendment No.1 to the Bylaws effective as of the 10th day of May, 2018.

TRIUMPH BANCORP, INC.

By: /s/ Aaron P. Graft
Name: Aaron P. Graft
Title: Chief Executive Officer